UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

265 Turner Drive

Durango, Colorado 81303

Dear Fellow Stockholder:

Rocky Mountain Chocolate Factory’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) is scheduled to be held on August 18. Your vote this year will ensure that our refreshed Board of Directors (the “Board”) and energized management team continue their efforts to drive stockholder value. AB Value has notified the Company that it intends, once again (for the third time in four years), to wage a costly, disruptive proxy fight by nominating two candidates for election to the Board at this year’s Annual Meeting.

Please support your Board’s efforts to deliver value for the benefit of all stockholders by signing, dating, and returning the enclosed WHITE proxy card with a vote FOR the election of all our nominees and FOR the other proposals.

OUR NOMINEES HAVE THE EXPERIENCE, NECESSARY SKILLS, AND UNDERSTANDING OF OUR INDUSTRY MARKETPLACE TO DRIVE STOCKHOLDER VALUE.

Rocky Mountain Chocolate Factory (the “Company” or “RMCF”) is now in a far stronger position than it has been in years, in large part due to its well-functioning Board and a newly appointed Chief Executive Officer with demonstrated leadership success in a variety of food categories.

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Robert Sarlls, the Company’s Chief Executive Officer, has substantial experience in the food industry and in manufacturing operations, as well as executive leadership and business turnaround acumen. Additionally, he recently chaired SNAC International, the snack industry’s largest trade organization, and is an active member of the National Confectioners Association.

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Jeff Geygan, the Company’s Board Chair, and a Rocky Mountain Chocolate Factory investor as early as 2011, has public company board leadership experience working directly with boards of directors and senior management teams to effect strategic change that drives stockholder value creation, most recently for the past five years as Board Chair of Wayside Technology Group, Inc. (NASDAQ: WSTG). He also enjoys 35 years of capital markets, financial management and analytical research experience.

●

Brett Seabert, the longest serving Company director, is an audit committee financial expert and a certified public accountant (CPA) with over 30 years of experience in business management, finance, and real estate development. With his five years of service on the Board, Mr. Seabert provides unique institutional knowledge of the Company and the nuances of the industry that benefits all his fellow Board members.

●

Gabriel Arreaga has an extensive background in supply chain management, manufacturing and operations with major food manufacturers and retailers, including Mondelez (NYSE: MDLZ) and Kroger (NYSE: KR), in addition to logistics and business development experience in consumer-facing industries.

●	Sandra Taylor has served as a director of public companies on two boards, held a senior leadership role at Starbucks (NYSE: SBUX), and has experience in corporate social responsibility.

●	Mark Riegel brings recent executive management experience at FroDo Baking Company and has previously worked for Russell Stover Chocolates and Ferrara Candy Company.

Collectively, these directors bring significant operational and governance skills and the experience required to work with management to develop a strategic plan to drive stockholder value, to oversee management’s execution of that plan, and to hold management accountable.

Of the seven current members of the Board:

●	Six have been added to the Board since 2021, including two nominees of AB Value at last year’s Annual Meeting;
●	Six are independent;
●	Two were the result of a comprehensive independent search and recruitment process by the Board;
●	One was elected as the result of stockholder engagement with a large stockholder; and
●	One is the new Chief Executive Officer chosen by the Board after a comprehensive search and recruitment process.

Sandra Taylor and Mark Riegel were nominated last year by AB Value. They support the current Board and oppose the election of any of AB Value’s current nominees.

Elisabeth Charles recently notified the Board that she would resign from the Board, effective as of the date of the Annual Meeting. Ms. Charles’s decision to retire was for personal reasons and was not the result of any disagreement with the Company. Her eight months of Board service were instrumental in our successful efforts to turn the Company around for the benefit of all stockholders. The Board and I thank her for her service.

NEWLY APPOINTED CEO: ROBERT J. SARLLS

THE RIGHT PERSON WITH THE SKILLS AND EXPERIENCE TO DRIVE STOCKHOLDER VALUE

After conducting a rigorous third-party search process, your Board recently appointed a highly qualified and experienced Chief Executive Officer, Robert J. Sarlls. Mr. Sarlls brings extensive managerial and manufacturing operational experience in improving sales and profitability of underperforming food businesses, as well as in transforming corporate cultures into ones that are growth focused and performance driven. Mr. Sarlls was recruited and vetted after a robust search process led by a third-party search firm with extensive input from the Board. He was unanimously recommended by the Company’s Nomination and Corporate Governance Committee.

While the Company has come out of the COVID-19 pandemic stronger than it was before, with fiscal year 2022 core financial results approaching fiscal year 2019 levels, the Board has tasked Mr. Sarlls to undertake a 360-degree full review of the Company that is geared toward significantly increasing stockholder value by identifying the Company’s best long-term opportunities to improve sales growth and profitability, and to identify other opportunities to deliver stockholder value. Mr. Sarlls and his senior leadership team are aggressively pursuing that assignment with close oversight from the Board and assistance from outside experts. As part of that process, Mr. Sarlls recently visited with numerous franchisees in several locations across the country who shared insights on their Rocky Mountain Chocolate Factory franchises. Additionally, the Company has continued its search for a new Chief Financial Officer to further bolster the management of the Company.

The Company’s evolving strategic planning process, which has been underway since Mr. Sarlls joined the business, will be most focused on (a) enhancing the functionality and effectiveness of our franchise interactions and models, (b) securing and sustaining greater throughput in the Durango plant operations, (c) optimizing the business both in plant and logistic operations as well as in customer (franchisee network, specialty markets) and consumer facing functions, and (d) utilizing M&A to further accelerate market expansion and growth.

Additional background information on Mr. Sarlls and details of the Company’s recently announced “50 Visits in 50 weeks” listening tour with RMCF franchisees are provided in the two news releases following this letter.

THE ELECTION OF ANY OF AB VALUE’S NOMINEES WILL DISRUPT OUR PROGRESS TO DRIVE STOCKHOLDER VALUE AND WOULD NOT BE IN THE BEST INTERESTS OF ALL STOCKHOLDERS

AB Value has notified the Company of its intention to nominate two individuals for election as directors to the Board at the Annual Meeting in opposition to the six nominees recommended by your Board. This will be the third proxy contest waged by AB Value over the past four years, despite the fact that two of its nominees from last year are currently on the Board and are Board nominees this year.

Your Board strongly and unanimously believes that the election of either of AB Value’s nominees will only disrupt Board continuity and its efforts to deliver value to stockholders and would not be in the best interest of all stockholders.

You may receive proxy solicitation materials from AB Value, including an opposition proxy statement and a colored proxy card. We urge you to ignore and disregard such materials. A vote on the colored card provided by AB Value for any reason, even as a protest against their continuing series of costly and disruptive proxy contests, will invalidate your prior vote on the WHITE card. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by AB Value or any other statements that it may otherwise make.

PLEASE VOTE TODAY TO SUPPORT YOUR BOARD’S EFFORTS TO DRIVE STOCKHOLDER VALUE

VOTE FOR ALL DIRECTOR NOMINEES AND THE OTHER PROPOSALS USING THE ENCLOSED WHITE PROXY CARD

Your vote is especially important this year and we look forward to your participation.

Regardless of the number of shares of common stock you own, your vote is important. We encourage you to read the accompanying proxy statement carefully and vote in accordance with the Board’s recommendations on each proposal. Please vote promptly by Internet or telephone by following the instructions set forth on the enclosed WHITE proxy card or by completing, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Due to potential delays in the postal system, we are encouraging stockholders to submit their proxies electronically (by Internet or by telephone) if possible.

Thank you for your support and we look forward to the exciting times for our Company ahead.

On Behalf of the Board of Directors

/s/ Jeff Geygan
Jeff Geygan
Chair

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free: (877) 750-9498

Banks and Brokers may call collect: (212) 750-5833

June 17, 2022 Press Release:

ROCKY MOUNTAIN CHOCOLATE FACTORY CEO INTRODUCES

“50 VISITS IN 50 WEEKS” LISTENING TOUR

DURANGO, CO / June 17, 2022 / Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF) (the "Company" or "RMCF"), today announced that Chief Executive Officer Rob Sarlls has launched a “50 Visits in 50 Weeks” listening tour, during which he will meet directly with at least 50 of the Company’s 325 franchisees each year. Sarlls formulated the concept shortly after being named CEO last month. Enroute to company headquarters in Durango, he made scheduled stops at several franchised stores in the central and southwestern U.S.

"Our franchise owners greatly appreciated my taking the time, very early in my tenure, to meet with them at their stores. They eagerly provided me with frank input of the struggles, challenges, and most importantly, successes of the last several years. All of them were deservedly proud and eager to show me their operations, and introduce me to their hardworking staff members as well as new and longstanding customers," Sarlls said.

"I found that although each store faces different market circumstances, each also shares a strong dedication to delivering a quality experience to all customers. It no doubt reflects why the Company was recently ranked Number One in the Chocolate and Candy Store category in Newsweek's list of “America's Best Retailers for 2022'."

The Company will recognize franchise resilience, and look towards its next era of growth and success, at its biannual National Franchise Convention in Indio, CA in September. The three-day event themed "Connect. Collaborate. Celebrate." will provide franchise store owners, managers, and corporate staff the opportunity to gather to exchange ideas. The convention will also highlight franchisee perseverance during unprecedented pandemic circumstances and honor their efforts in navigating these challenges with a variety of awards. The event will offer networking activities and a variety of educational seminars to empower franchisees to leverage the Company’s brand value proposition and vision for the future of the business.

May 6, 2022 Press Release:

Rocky Mountain Chocolate Factory Names Seasoned Executive and Food Industry Innovator, Rob Sarlls, as Chief Executive Officer

DURANGO, CO / ACCESSWIRE / May 6, 2022 / Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF) (the "Company" or "RMCF"), one of North America's largest retailers, franchisers, and manufacturers of premium, handcrafted chocolates and confections, today announced the appointment of Mr. Robert J. Sarlls as the Company's next Chief Executive Officer, effective May 9, 2022.

Mr. Sarlls succeeds Mr. Bryan Merryman who has served as interim President and Chief Executive Officer since November of 2021.

The Board unanimously approved the appointment of Mr. Sarlls and has appointed him to serve on the Board of Directors.

Mr. Sarlls joins RMCF from Wyandot, Inc., where he served as President-& CEO for the past six years. In that time, he helped transform Wyandot from a regional contract manufacturer to a nationally recognized, B Corp certified market leader of plant-based, better for you snack foods. He is a recognized industry leader, recently serving as Chairman of SNAC International, the leading trade association for the global snack industry.

"I am honored to join Rocky Mountain Chocolate Factory and to have the privilege of leading its business transformation," said Mr. Sarlls. "I am committed to working with our experienced and loyal team in Durango, along with our franchisees, partners, and enthusiastic Rocky Mountain consumers, to deliver on our brand's value proposition. We want to provide a great Rocky Mountain experience for our consumers, whether in store, online or at home."

Mr. Sarlls previously spent almost half a decade with John B. Sanfilippo & Son, Inc. (NASDAQ:JBSS), one of the largest nut processors in the world with over $800 million in sales. Prior to JBSS he was a senior advisor to domestic and international food and beverage businesses with several firms, most notably Rabobank, one of the largest financial institutions dedicated to the global food, beverages, and agribusiness space. He currently serves on the Board of Mennel Milling Company. He is a graduate of Harvard University.

The Company's Board Chair, Ms. Elisabeth Charles, said "Rob is a proven transformational change leader who understands how to identify and develop growth strategies, refine operational and financial best practices, and create a dynamic culture that rewards excellence. We are confident Rob will build upon the Company's legacy and bring tangible change and value creation for the business."

Mr. Sarlls' hiring is the latest step in the Board's efforts to implement changes to transition the Company away from founder leadership and into its next phase to create value for the Company's stockholders. Mr. Sarlls was hired after a thorough executive search and vetting process led by executive search firm O'Keefe & Partners.

Important Additional Information and Where to Find It

In connection with the Annual Meeting, the Company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the "SEC") on July 5, 2022 in connection with the solicitation of proxies from stockholders for the 2022 Annual Meeting of Stockholders (the “Annual Meeting”). RMCF STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ RMCF’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. This communication is not a substitute for the definitive proxy statement or any other document that may be filed by the Company with the SEC. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by RMCF with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the of RMCF’s Investor Relations website at www.rmcf.com/Investor-Relations.aspx or by contacting RMCF’ s Investor Relations department at (970) 259-0554, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. In addition, the documents (when available) may be obtained free of charge by directing a request by mail or telephone to: Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303, Attn: Secretary.

Certain Information Regarding Participants to the Solicitation

RMCF, its directors and certain of its executive officers are participants in the solicitation of proxies from RMCF stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise in RMCF, of RMCF’s directors and executive officers, is included in RMCF’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, filed with the SEC on May 27, 2022, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 28, 2022, and in the definitive proxy statement. Changes to the direct or indirect interests of RMCF’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above.

Forward-Looking Statements

This communication includes statements of the Company's expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These statements include, but are not limited to, statements regarding anticipated store openings by the end of the summer and store visits by the Company’s Chief Executive Officer. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this communication are forward-looking statements. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," “prospects,” “build” or similar expressions. Factors which could cause results to differ include, but are not limited to: the impacts of the COVID-19 pandemic and global economic conditions on the Company's business, including, among other things, disruptions to our supply chain, including, but not limited to, raw materials and freight costs, the availability of qualified labor, online sales, factory sales, retail sales and royalty and marketing fees, the Company's liquidity, the Company's cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible Arrangements®, LLC and its affiliates (“Edible”), the ability to provide products to Edible under the strategic alliance, Edible's ability to increase the Company's online sales through the agreements with Edible, the outcome of any legal proceedings involving the Company, including, but not limited to, the legal proceedings initiated against Immaculate Confections, the operator of RMCF locations in Canada, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co- branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to, local, state, and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2022. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company's ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that might reflect events or circumstances occurring after the date of this communication or those that might reflect the occurrence of unanticipated events.